EXCUTION VERSION

Exhibit 10.41

WHENEVER CONFIDENTIAL INFORMATION IS OMITTED HEREIN (SUCH OMISSIONS ARE DENOTED BY AN ASTERISK *), SUCH CONFIDENTIAL INFORMATION HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Binding Agreement

Between Novartis and Elixir Pharmaceuticals, Inc. Regarding Rights to Ghrelin

Agonists and Sirtuin Modulators

September 4, 2007

Parties	Novartis International Pharmaceuticals Ltd. (“Novartis”) Elixir Pharmaceuticals, Inc. (“Elixir”).

Meaning of “Proof of Concept”	The earlier of (i) successful completion of the first Phase IIa clinical trial (the purpose of which is a preliminary determination of the efficacy and safety in the target population over an appropriate range of doses) or (ii) such time as Elixir can provide Novartis with statistically significant proof of concept of human efficacy and safety, in each case in accordance with a defined set of criteria which will be agreed between the Parties prior to the start of Phase II clinical trials for the relevant program.

Meaning of “control”	As used in this Agreement, “control” or “controlled” shall have the same meaning as “Control” or “Controlled” as set forth in the BMS License Agreement (defined below), with appropriate substitutions for parties and/or subject matter, as applicable.

Initial Option Payment	For the option rights set forth below, Novartis shall pay Elixir $250,000 upon execution of this Agreement.

RIGHTS TO GHRELIN AGONISTS

Ghrelin Agonists	The parties agree that a “Ghrelin Agonist” is a small molecule that agonizes the ghrelin receptor (also known as the GhSR-1a receptor).

BMS Ghrelin Agonist Products	Products containing any Ghrelin Agonist licensed by Elixir under the License Agreement between Elixir and Bristol-Myers Squibb Company dated as of April 25, 2005 (“BMS License Agreement”), and including without limitation: * and * or any back-ups or follow-on Ghrelin Agonists for any of the foregoing subject to the BMS License Agreement (“BMS Ghrelin Agonists”).

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Non-BMS Ghrelin Agonist Products	Products containing any Ghrelin Agonist, other than a BMS Ghrelin Agonist, controlled by Elixir, which exhibits at least *% of ghrelin agonist receptor activity when compared to ghrelin in appropriate assays, which Ghrelin Agonist is discovered or synthesized before the end of the Capture Period (“Non-BMS Ghrelin Agonists”). As used in this Agreement, the “Capture Period” means any time prior to the earlier of (A) two years from the date of this Agreement or (B) the date on which the first BMS Ghrelin Agonist reaches Proof of Concept, whichever comes first.

Territory	Worldwide

Ghrelin Agonist Field	All indications, subject to the “Field” definition of the BMS License Agreement if and as applicable with respect to the BMS Ghrelin Agonists.

Ghrelin Agonist Intellectual Property	All IP owned and licensable or otherwise controlled by Elixir related to the BMS Ghrelin Agonists or BMS Ghrelin Agonist Products or Non-BMS Ghrelin Agonists or Non-BMS Ghrelin Agonist Products, including all IP licensed to Elixir under the BMS License Agreement with respect to the BMS Ghrelin Agonists or BMS Ghrelin Agonist Products.

Development Efforts	Elixir will use commercially reasonable efforts to research and develop one or more of the BMS Ghrelin Agonists for so long as Novartis continues to have any outstanding rights as set forth below; provided, however, that nothing in this paragraph is intended to limit or modify Elixir’s representations, warranties and covenants set forth below.

BMS Ghrelin Agonist Option

Preconditions to Novartis’s rights below:

(A) BMS waives its rights under the BMS License Agreement the effect of which is that Elixir is free to enter into a “License” (as defined in the BMS License Agreement) prior to the “Trigger Date” (as defined in the BMS License Agreement) (“Waiver”); and

(B) Elixir and BMS have amended the definition of “Competitive Compound” under the BMS License Agreement such that it is limited to other Ghrelin Agonists; and

(C) None of the Non-BMS Ghrelin Agonists has previously reached Proof of Concept; and

(D) either (I) none of the Sirtuin Modulators has previously reached Proof of Concept or (II) if any of the Sirtuin Modulators has previously reached Proof of Concept, Novartis has not exercised or otherwise has lost its rights to the Sirtuin Modulators as set forth below.

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In the event that Preconditions (A) and (B) above are satisfied, Elixir will provide Novartis with notice within * of the latter to occur of those two preconditions. Such notice shall be accompanied by a report setting forth all information in Elixir’s possession or control which is reasonably requested and required by Novartis to determine whether it wishes to exercise its rights hereunder.

Provided that Preconditions (C) and (D) above are also satisfied, Novartis will have the right, exercisable by (i) written notice, and (ii) payment of $750,000 to Elixir within sixty days’ of Elixir’s notice of the Waiver, to require that Elixir negotiate in good faith with Novartis exclusively the terms of an option (the “Option”) for Novartis to obtain a License under the Ghrelin Agonist Intellectual Property to research, develop, manufacture and commercialize the BMS Ghrelin Agonists and the BMS Ghrelin Agonist Products in the Ghrelin Agonist Field throughout the Territory. If Novartis fails to make such exercise, then Novartis’s rights to the BMS Ghrelin Agonists and products containing same will be of no further force or effect.

Such Option shall be exercisable by Novartis, in its sole discretion, on the Trigger Date, the terms of such License shall be agreed at the time the parties enter into the Option, and in consideration of the grant of such Option, Novartis will pay Elixir $2 million upon signing of the Option agreement (which agreement shall attach the agreed terms of the License). Novartis acknowledges and agrees that, unless otherwise agreed with BMS, the terms of any license(s) (and sublicense(s)) under the BMS License Agreement will be consistent with and subject to the terms of, including without limitation Elixir’s rights to grant sublicenses under, the BMS License Agreement.

In the event that a Waiver is granted and Elixir and BMS have amended the definition of “Competitive Compound” under the BMS License Agreement such that it is limited to other Ghrelin Agonists as provided in clause (B) above, Novartis’s rights to the Sirtuin Modulators and products containing same (as set forth below) will be of no further force or effect.

In the event that BMS contends that rights granted Novartis hereunder regarding any BMS Ghrelin Agonist violate any of the terms of the BMS Agreement, Elixir may cancel the BMS Ghrelin Agonist Option from this Agreement and Novartis shall retain rights to the Non-BMS Ghrelin Agonists and the Sirtuin Modulators (as set forth below).

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RIGHTS AGREEMENT

Non-BMS Ghrelin Agonist Right of Negotiation

Preconditions to Novartis’s rights below:

(A) None of the BMS Ghrelin Agonists has previously reached Proof of Concept;

(B) a Non-BMS Ghrelin Agonist has reached Proof of Concept; and

(C) either (I) none of the Sirtuin Modulators has previously reached Proof of Concept or (II) if any of the Sirtuin Modulators has previously reached Proof of Concept, Novartis has not exercised or otherwise lost its rights to the Sirtuin Modulators as set forth below.

In the event that Preconditions (A), (B) and (C) above are satisfied, Novartis will have the right to exclusive negotiation with Elixir, for a period of *, of the terms of license(s) (and sublicense(s)) from Elixir under the Ghrelin Agonist Intellectual Property to research, develop, manufacture and commercialize the Non-BMS Ghrelin Agonists and the Non-BMS Ghrelin Agonist Products in the Ghrelin Agonist Field throughout the Territory, as set forth in this section.

Elixir will provide written notice to Novartis within * of the first of the Non-BMS Ghrelin Agonists to reach Proof of Concept. Such notice shall be accompanied by a report setting forth all information in Elixir’s possession or control which is reasonably requested and required by Novartis to determine whether it wishes to exercise its rights hereunder. Novartis will have the right, exercisable by written notice within sixty days’ of Elixir’s notice, to require that Elixir negotiate in good faith with Novartis exclusively for * the terms of a license under the Ghrelin Agonist Intellectual Property to research, develop, manufacture and commercialize the particular Non-BMS Ghrelin Agonist to reach Proof of Concept (plus any structurally related back-up compounds) and their Non-BMS Ghrelin Agonist Products in the Ghrelin Agonist Field throughout the Territory, plus mutually agreeable license scope for Novartis improvements to such compounds. Unless Novartis has previously exercised its right to negotiate an Option over the BMS Ghrelin Agonists, Novartis will pay Elixir $750,000 at the commencement of such negotiation period. If Novartis fails to make such exercise, then Novartis’s rights to the Non- BMS Ghrelin Agonists and products containing same will be of no further force or effect.

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RIGHTS AGREEMENT

Other than as set forth above, the terms and procedures for Novartis’ right of negotiation with respect to such Non-BMS Ghrelin Agonists will be substantially identical to the terms and procedures for BMS’ right of 1st negotiation under the BMS License Agreement (including, without limitation, Section 3.2 – it being acknowledged and agreed that any determination as to whether a third party term sheet is “Less Favorable to Elixir” than the most recent term sheet offered by Novartis shall take into account any previous payment by Novartis to Elixir with respect to the Option over the BMS Ghrelin Agonists).

In the event that Novartis exercises its right of negotiation and the Parties enter into a license agreement with respect to such Non-BMS Ghrelin Agonists and Non-BMS Ghrelin Agonist Products as contemplated above: (i) if the Parties had previously entered into an Option agreement with respect to the BMS Ghrelin Agonists, such Option agreement shall automatically terminate and Novartis will have no further rights thereunder, (ii) Novartis’ rights to BMS Ghrelin Agonists and BMS Ghrelin Agonist Products hereunder will otherwise be of no further force or effect, (iii) Elixir shall retain all fees paid by Novartis to Elixir with respect to the Option (without limiting the parenthetical in the preceding paragraph); and (iv) Novartis’s rights to the Sirtuin Modulators (as set forth below) will be of no further force or effect.

In the event that Preconditions (B) and (C) above are satisfied, Novartis’s rights to the Sirtuin Modulators and products containing same (as set forth below) will be of no further force or effect.

RIGHTS TO SIRTUIN MODULATORS

Sirtuin Modulator Products	Products containing any sirtuin modulator controlled by Elixir (including pursuant to the Siena Agreement) (“Sirtuin Modulators”). For the avoidance of doubt, the Sirtuin Modulators include both (i) sirtuin agonists controlled by Elixir (together “Sirtuin Agonists”) and (ii) SIRT1 inhibitors included in the “Compounds” which are the subject of the Collaboration Agreement between Elixir and Siena Biotech S.p.A. dated as of February 7, 2007 (“Siena Agreement”) and all other sirtuin inhibitors controlled by Elixir (together “Sirtuin Inhibitors”).

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An “Available Sirtuin Modulator” means (i) all Sirtuin Agonists; (ii) all Sirtuin Inhibitors which are either (A) outside of the “Compounds” which are the subject of the Siena Agreement or (B) are “Compounds” which are the subject of the Siena Agreement over which Siena no longer has rights (as outlined below) or (C) are “Compounds” which remain subject to the Siena Agreement and thus are available to Novartis hereunder only in those fields of use to which Siena no longer has rights (as outlined below), unless otherwise agreed between the Parties.

Territory	Worldwide

Sirtuin Modulator Field	All indications, including but not limited to metabolic diseases, oncology, CNS indications (including Huntington’s Disease and other neurodegenerative diseases) and HIV.

Sirtuin Modulator Intellectual Property	All IP owned and licensable or otherwise controlled by Elixir related to the Sirtuin Modulators or Sirtuin Modulator Products, including all IP licensed to Elixir under the Siena Agreement.

Development Efforts	Elixir will use commercially reasonable efforts to research and develop one or more Sirtuin Modulators for so long as Novartis continues to have any outstanding rights as set forth below.

Rights of Negotiation

Preconditions to Novartis’s rights below:

(A)   either (I) BMS has not granted a Waiver; or

(II)   BMS has granted a Waiver but Elixir and BMS have not amended the definition of “Competitive Compound” under the BMS License Agreement such that it is limited to other Ghrelin Agonists; and

(B)   None of the BMS Ghrelin Agonists or Non-BMS Ghrelin Agonists has previously reached Proof of Concept.

Subject to Preconditions (A) and (B) above, Novartis will have a right of exclusive negotiation to obtain license(s) (and sublicense(s)) from Elixir under the Sirtuin Modulator Intellectual Property to research, develop, manufacture and commercialize certain Sirtuin Modulators and certain Sirtuin Modulator Products in the Sirtuin Modulator Field throughout the Territory, as set forth below.

Elixir will provide notice to Novartis within * of the first of the Available Sirtuin Modulators to reach the end of preclinical development. Such notice shall be accompanied by a report setting forth all information in Elixir’s possession or control

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which is reasonably requested and required by Novartis to determine whether it wishes its rights hereunder to apply to such Available Sirtuin Modulator. Novartis will have the right, exercisable by written notice within * of Elixir’s notice, to reject such Available Sirtuin Modulator, in which case Novartis’ rights hereunder shall not apply to such rejected Available Sirtuin Modulator (and, for clarity, such rights will continue to apply to the next Available Sirtuin Modulator to reach Proof of Concept, excluding such rejected Available Sirtuin Modulator). For the avoidance of doubt, such right of rejection shall apply only with respect to the first Available Sirtuin Modulator to reach the end of preclinical development, and Novartis shall only have one such right of rejection, except when such Available Sirtuin Modulator is subject to clause (C) of such definition and thus Siena retains an interest therein whereupon Novartis may reject such Available Sirtuin Modulator and retain its single rejection right for the next Available Sirtuin Modulator to reach the end of preclinical development in which Siena has no interest. In the event that Novartis does not exercise its right of rejection hereunder, its rights to the Sirtuin Modulators shall be limited to such Available Sirtuin Modulator.

Subject to the foregoing, Elixir will provide notice to Novartis within * of the first of the Available Sirtuin Modulators to reach Proof of Concept. Such notice shall be accompanied by a report setting forth all information in Elixir’s possession or control which is reasonably requested and required by Novartis to determine whether it wishes to exercise its rights hereunder. Novartis will have the right, exercisable by written notice within sixty days’ of Elixir’s notice, to require that Elixir negotiate in good faith with Novartis exclusively for * the terms of a license under the Sirtuin Modulator Intellectual Property to research, develop, manufacture and commercialize the Sirtuin Modulators and the Sirtuin Modulator Products in the Sirtuin Modulator Field throughout the Territory, but in all events limited to (i) the class of either Sirtuin Inhibitors or Sirtuin Agonists (and their respective Sirtuin Modulator Products), depending on the type of such first Sirtuin Modulator to reach Proof of Concept, and (ii) to those Sirtuin Inhibitors or Sirtuin Agonists, as applicable, that primarily inhibit or agonize the same sirtuin enzyme as such first Sirtuin Modulator to reach Proof of Concept (and no other sirtuin enzymes). Novartis will pay Elixir $750,000 at the commencement of such negotiation period.

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RIGHTS AGREEMENT

Novartis acknowledges and agrees that, to the extent that the option rights apply to “Compounds” as defined in the Siena Agreement, such right of negotiation shall be subject to the rights of Siena under the Siena Agreement. Accordingly, in the event that Elixir does not have control of a Compound because either Siena retains the right to exercise an option to obtain a license with respect to a Compound under the Siena Agreement or Elixir and Siena enter into a license agreement with respect to a Compound thereunder, Novartis’ right of negotiation shall not apply to Siena’s interest in any such Compound and otherwise this option to Sirtuin Modulators will be subject to and consistent with the Siena Agreement.

Other than as set forth above, the terms and procedures for Novartis’ right of negotiation will be substantially identical to the terms and procedures for BMS’ right of 1st negotiation under the BMS License Agreement (including, without limitation, Section 3.2). For clarity, any license under this option shall be limited to (i) either Sirtuin Inhibitors or Sirtuin Agonists (and their respective Sirtuin Modulator Products), and (ii) those Sirtuin Inhibitors or Sirtuin Agonists, as applicable, that primarily inhibit or agonize, respectively, the same sirtuin enzyme as the particular Sirtuin Modulator that trigger the option as described above (and no other sirtuin enzymes).

In the event that an Available Sirtuin Modulator which has not been rejected by Novartis reaches Proof of Concept, and Novartis does not exercise its right of negotiation as set forth above, Novartis shall have no further rights with respect to Sirtuin Modulators or BMS Ghrelin Agonists or Non-BMS Ghrelin Agonists (or products containing same).

In the event that Novartis exercises its option to have a right of first negotiation as contemplated above for Sirtuin Modulators, Novartis’s rights to the BMS Ghrelin Agonists and Non-BMS Ghrelin Agonists and products containing same (as set forth above) will be of no further force or effect.

GENERAL

No Limitations	Notwithstanding any of the above, Novartis shall be free to carry out its own development and commercialization activities and shall be free to enter into agreements with third parties, including, without limitation, agreement(s) with BMS related to Ghrelin Agonists and agreement(s) with Siena related to SIRT1 inhibitors, provided that with respect to BMS and Siena (and their assignees) Novartis does not attempt to impair Elixir’s rights with respect to those entities.

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Elixir M&A	In the event of a change of control of Elixir (by merger, sale of assets, consolidation or otherwise), the compounds and IP subject to the foregoing options shall be limited to such compounds and IP, and reasonable derivatives thereof, controlled by Elixir prior to such change of control.

Representations and Warranties by Each Party

Each Party represents and warrants to the other that, as of the first date written above:

•        it has full corporate power and authority to execute, deliver, and perform this Agreement;

•        this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms; and

•        the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or result in a breach of any provision of its organizational documents, or (ii) result in a breach of any agreement to which it is a party.

Representations, Warranties and Covenants by Elixir

Elixir represents, warrants as of the first date written above, and covenants (for so long as Novartis continues to have any outstanding rights under this Agreement), to Novartis that:

•        Elixir has the right to grant to Novartis the rights that Elixir purports to grant Novartis hereunder;

•        Elixir has not granted, and will not during the term of this Agreement grant, to any third party any rights that would interfere or be inconsistent with Novartis’ rights hereunder;

•        other than as expressly set forth in the (i) BMS License Agreement, (ii) the Siena Agreement, and (iii) agreements or arrangements with universities regarding Sirtuin Modulators (e.g., material transfer agreements), pursuant to which Elixir has either (A) ownership of the developments related to Sirtuin Modulators, or (B) an option to obtain a license to such developments, but in any such agreements or arrangements, there are no preset financial terms with respect to upfront, milestone or royalty payments by Elixir, there are no agreements or arrangements to which Elixir is a party relating to BMS Ghrelin Agonists or Non-BMS Ghrelin Agonists or Sirtuin Modulators that would materially limit the rights granted to Novartis under this Agreement or that would restrict Novartis’ ability to research, develop, manufacture, register, use or commercialize BMS Ghrelin Agonists or Non-BMS Ghrelin Agonists or Sirtuin Modulators;

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•        Elixir has provided Novartis with a true and correct copy of each of the BMS License Agreement and the Siena Agreement;

•        for so long as Novartis continues to have any outstanding rights under this Agreement with respect to BMS Ghrelin Agonists or Non-BMS Ghrelin Agonists, Elixir will not amend or modify the terms of the BMS License Agreement in a manner that materially adversely effects Novartis’ rights under this Agreement without the prior written consent of Novartis, and for so long as Novartis continues to have any outstanding rights under this Agreement with respect to Sirtuin Modulators, Elixir will not amend or modify the terms of the Siena Agreement in a manner that materially adversely effects Novartis’ rights under this Agreement without the prior written consent of Novartis;

•        as of the date hereof, Elixir has not committed any act which amounts to an uncured or uncurable material breach of any of its obligations under either the BMS License Agreement or the Siena Agreement; and

•        for so long as Novartis continues to have any outstanding rights under this Agreement, Elixir will use commercially reasonable efforts (i) to comply with, perform and observe in all material respects all of its obligations under each of the BMS License Agreement or the Siena Agreement (as applicable with respect to such outstanding rights), and (ii) without the prior written consent of Novartis referencing this provision, not to commit any act or fail to perform any obligation which would give rise to any right on the part of BMS or Siena to terminate any such agreement (again, as applicable with respect to such outstanding rights), provided that with respect to the BMS License Agreement, provided Elixir has complied with its diligence obligations hereunder, Elixir may terminate same under Section 13.3(a) thereof if Elixir reasonably concludes that further development of BMS Ghrelin Agonists is not warranted, provided that Elixir shall consult with Novartis before exercising such BMS License Agreement termination right.

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Publicity

Neither Party shall use the name, symbol, trademark, trade name or logo of the other Party or its affiliates in any press release, publication or other form of public disclosure without the prior written consent of the other Party in each instance (such consent not to be unreasonably withheld or delayed), except for those disclosures for which consent has already been obtained.

Each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the existence of this term sheet, the terms hereof or any information relating to this term sheet without the prior written consent of the other Party.

Notwithstanding the foregoing, each Party may make any disclosures required of it to comply with any duty of disclosure it may have pursuant to law or governmental regulation or pursuant to the rules of any recognized stock exchange. In the event of a disclosure required by law, governmental regulation or the rules of any recognized stock exchange, the Parties shall coordinate with each other with respect to the timing, form and content of such required disclosure. If so requested by the other Party, the Party subject to such obligation shall use commercially reasonable efforts to obtain an order protecting to the maximum extent possible the confidentiality of such provisions of this term sheet as reasonably requested by the other Party. If the Parties are unable to agree on the form or content of any required disclosure, such disclosure shall be limited to the minimum required as determined by the disclosing Party in consultation with its legal counsel. Without limiting the foregoing, each Party shall consult with the other Party on the provisions of this term sheet to be redacted in any filings made by it with the Securities and Exchange Commission (or other regulatory body) or as otherwise required by law.

Miscellaneous

Novartis and Elixir each covenant and agree to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

If any provision of this Agreement is found to be invalid or unenforceable, this Agreement will remain in full force and effect, and will be reformed to be valid and enforceable while reflecting the intent of the parties to the greatest extent permitted by law.

Other than any confidentiality obligations between the parties, this Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all previous agreements, communications and understandings between them relating to the subject matter hereof, other than any confidentiality obligations already in effect between them.

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Neither party may assign its rights and obligations under this Agreement without the other party’s prior written consent, except that:

(I)     Novartis may (a) assign its rights and obligations under this Agreement or any part hereof to one or more of its affiliates without the consent of Elixir; and (b) assign this Agreement in its entirety to a successor to all or substantially all of its business or assets to which this Agreement relates without the consent of Elixir; and

(II)   Elixir may (a) without the consent of Novartis, assign all of its rights and obligations under this Agreement to one or more of its affiliates to which it has also assigned all of its rights and obligations under both the BMS License Agreement and the Siena Agreement; and (b) assign this Agreement in its entirety to a successor to all or substantially all of its business or assets to which this Agreement relates (which business and assets include all of Elixir’s rights and obligations under both the BMS License Agreement and the Siena Agreement), without the consent of Novartis.

This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their respective legal representatives, successors and assigns.

No amendment, change, modification or alteration of the terms and conditions of this Agreement will be binding upon either party unless in writing and signed by the party to be charged. The waiver by either of the parties of any breach of any provision hereof by the other party will not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

This Agreement will be governed by, and construed and enforce in accordance with, the substantive laws of the State of New York, without regard to its principles of conflicts of law.

Any unresolved disputes between the parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, shall be resolved by final and binding arbitration held in New York, New York, according to the commercial rules of the International Chamber of

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Commerce (“ICC”). The arbitration will be conducted by a panel of three arbitrators appointed in accordance with ICC rules; provided that each party shall within thirty (30) days after the institution of the arbitration proceedings appoint an arbitrator, and such arbitrators shall together, within thirty (30) days, select a third arbitrator as the chairman of the arbitration panel, and each arbitrator shall have significant experience in the pharmaceutical business. If the two initial arbitrators are unable to select a third arbitrator within such thirty (30) day period, the third arbitrator shall be appointed in accordance with ICC rules. The arbitrators shall render their opinion within thirty (30) days of the final arbitration hearing. The arbitrators will have no power to award punitive damages under this Agreement and such award is expressly prohibited. Decisions of the panel of arbitrators shall be final and binding on the Parties. Judgment on the award so rendered may be entered in any court of competent jurisdiction.

Notwithstanding anything contained herein, provided Elixir has complied with its diligence obligations hereunder, (i) if no BMS Ghrelin Agonist has reached Proof of Concept by the fifth (5th) anniversary of the date first written above, then Novartis shall have no more rights hereunder to any BMS Ghrelin Agonists or any products containing same, (ii) if no Non-BMS Ghrelin Agonist has reached Proof of Concept by the seventh (7th) anniversary of the date first written above, then Novartis shall have no more rights hereunder to any Non-BMS Ghrelin Agonists or any products containing same, and (iii) if no Sirtuin Modulator has reached Proof of Concept by the tenth (10th) anniversary of the date first written above, then Novartis shall have no more rights hereunder to any Sirtuin Modulators or any products containing same.

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IN WITNESS of the above, the parties have caused their duly authorized representatives to execute this Agreement as of the date set forth below.

NOVARTIS INTERNATIONAL PHARMACEUTICALS LTD.		ELIXIR PHARMACEUTICALS, INC.

By:	/s/ Michael Jones	By:	/s/ William K. Heiden
Name:	Michael Jones	Name:	William K. Heiden
Title:	Member of the Board of Directors	Title:	President & CEO
Date:	August 29, 2007	Date:	9/4/07

By:	/s/ Wendy Wiseman
Name:	Wendy Wiseman
Title:	Manager
Date:	August 28, 2007